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                                                                   EXHIBIT 10.5

                                LICENSE AGREEMENT

            THIS AGREEMENT, made and entered into this 29th day of September, 1999, by and between Weight Watchers International, Inc., a Virginia corporation with offices located at 175 Crossways Park West, Woodbury, New York, 11797 (hereinafter referred to as "Licensor"), and H. J. Heinz Company, a Pennsylvania corporation with offices located at 600 Grant Street, Pittsburgh, Pennsylvania, 15219 (together with its successors and assigns, hereinafter referred to as "Licensee" or "Heinz").

                                   WITNESSETH:

            WHEREAS, Licensee seeks to license the right to manufacture, market, distribute and sell certain food and beverage products, the Licensed Products (as hereinafter defined), using the Trademarks (as hereinafter defined) throughout the Territory (as hereinafter defined) as provided herein; and

            WHEREAS, Licensor and Licensee wish to enter into a long-term licensing relationship granting Licensee and its Sublicensees the continuing right to use the Trademarks in connection with the manufacture, marketing, distribution and sale of Licensed Products in the Territory, and setting forth the terms and conditions governing such use;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, including the Recapitalization and Stock Purchase Agreement dated the 22nd day of July, 1999 (the "Principal Agreement"), the receipt and adequacy of which is hereby acknowledged, the parties intending to be legally bound agree as follows:

            SECTION 1. Definitions. For the purposes of this Agreement:

            "Affiliate" of any person shall mean any company controlled by, controlling or under common control (that is, ownership of greater than 50% of the voting securities) with a person after the Effective Date.

            "Associated Food Trademarks" shall mean (i) all Food & Beverage Trademarks the transfer of which to the LLC cannot be recorded prior to the closing under the Principal Agreement because of required association under the laws of a particular jurisdiction, including, but not limited to, those set forth on Schedule A and (ii) all New Associated Food Trademarks.

            "Confidential Information" shall have the meaning set forth in
Section 12.

            "Derivative Food Trademark" shall have the meaning set forth in the licenses between the LLC (as hereinafter defined) and Licensor and Licensee, respectively.

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            "Effective Date" shall mean the day and year first above written.

            "Food & Beverage Trademarks" shall mean all registered trademarks, trademark applications, and common law trademarks covering food and beverage products, falling in or that would fall within any Food Class, owned by Weight Watchers and the Companies as defined in the Principal Agreement as of the Effective Date.

            "Food Classes" shall mean International Classes 1, 5, 29, 30, 31, 32, and 33 (or comparable classes) in relation to food and beverage products.

            "Food Trademark" shall have the meaning set forth in the licenses between the LLC (as hereinafter defined) and Licensor and Licensee, respectively.

            "Licensed Products" shall mean, for purposes of this Agreement, food and beverage products in categories specified in Schedule B hereto, which are marketed and sold under the Weight Watchers brand (or any derivative or translation thereof that has been specifically approved in writing by Licensor).

            "Licensee's Food Trademarks" shall mean all trademarks identified in Schedule C attached hereto.

            "Licensee Retained Trademarks" shall mean all trademarks identified in Schedule D attached hereto.

            "LLC" shall mean WW Foods, LLC.

            "LLC Trademarks" shall mean all trademark registrations and applications owned by the LLC at any time.

            "Multiclass Trademarks" shall mean all Food & Beverage Trademarks consisting of registrations or applications for registration in multiple registration classes, where such classes include both Food Classes and other classes, including, but not limited to, those set forth on Schedule E.

            "New Associated Food Trademarks" shall mean all trademark registrations and applications filed in the name of Licensor from time to time pursuant to Section 8(e) or (f) as the case may be of this Agreement.

            "New Non-Recognition Food Trademarks" shall mean all trademark registrations and applications filed in the name of Licensor from time to time pursuant to Section 8(e) or (f) as the case may be of this Agreement.

            "Non-Recognition Food Trademarks" shall mean (i) all Food & Beverage Trademarks in jurisdictions where the local law or regulatory authority does not permit, or will not

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recognize the validity of, ownership of trademarks by a limited liability corporation or by any entity that owns but does not use (except through use by a registered user or licensee) a trademark in that jurisdiction, including, but not limited to, those set forth on Schedule F, and (ii) all New Non-Recognition Food Trademarks.

            "Non-Transferable Food Applications" shall mean all Food & Beverage Trademarks that are pending applications or intent-to-use applications in jurisdictions where the local law or regulatory authority does not permit, or will not recognize the validity of, an assignment or transfer of such applications, including, but not limited to, those set forth on Schedule G.

            "Program Information" shall mean, for purposes of this Agreement only, the terminology used in connection with any then-current Weight Watchers Program as it may exist from time to time throughout the world (the current Weight Watchers Program in the United States and Canada, the United Kingdom, Australia and New Zealand, and France being identified in the attached Schedule
H).

            "Program Information Trademarks" shall mean those trademarks owned by Weight Watchers and used to identify the Program Information and Weight Watchers Program, as such Weight Watchers Program may exist from time to time, including but not limited to the current Program Information Trademarks set forth in Schedule I. For purposes of this Agreement only, Program Information Trademarks shall also include the "Just 2 Points" trademark and any mark based upon, derived or translated from, or substantially similar to, the "Just 2 Points" trademark.

            "Quality Control Requirements" shall mean the standards for use of the Trademarks set forth in Schedule J.

            "Smart Ones Package Design" shall mean the distinctive elements and features used in labels and packaging for food products sold under both of the Weight Watchers and Smart Ones brand names and uniquely associated therewith, including the principal color and layout and configuration thereof.

            "Sublicensee" shall mean any recipient, whether prior to or after the Effective Date, of a license or sublicense for use of the Trademarks, and shall include Licensee's Affiliates, where applicable.

            "Territory" shall mean the world except when limited to specific countries for specific Licensed Products as identified in Schedule A.

            "Trademarks" shall mean all Associated Food Trademarks, Non-Recognition Food Trademarks, Non-Transferable Food Applications, and Multiclass Trademarks owned by the Licensor as set forth in Schedules A, F, G and E attached hereto and made a part hereof, and any New Associated Food Trademarks and New Non-Recognition Food Trademarks that may be acquired by the Licensor from time to time.

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            "Weight Watchers Program" shall mean current and future eating or lifestyle regimens to facilitate weight loss or weight control employed, designed, marketed or adopted in any part of the world by or on behalf of Licensor or Licensor's Affiliates under the Weight Watchers trademark or service mark.

            "Weight Watchers Trademarks" shall mean all service marks and trademarks owned, registered, applied for, used or intended to be used by Weight Watchers or the Companies as defined in the Principal Agreement that are not Food & Beverage Trademarks.

            SECTION 2. Grant of License. Licensor hereby grants Licensee the exclusive right and license to use the Trademarks in connection with the manufacture, marketing, distribution and sale of Licensed Products in the Territory, subject to the restrictions of Section 2(a)(ii) of this Agreement. Licensee may sublicense the use of the Trademarks in connection with the manufacture, marketing, distribution and sale of Licensed Products to a person located or having its principal place of business in any country in the Territory in which Licensee or Licensee's Affiliates are manufacturing, marketing, distributing or selling any food or beverage products; provided, however, that this sentence will not be interpreted as a limitation on the territory that any such Sublicensee is authorized under such sublicense to distribute and sell the Licensed Products. There is no limit to the number of levels of sublicense that may be authorized by Licensee as long as such sublicensee is an Affiliate of Licensee. Licensee and its Affiliates may grant a sublicense to a person who is not an Affiliate (the "First Unaffiliated Sublicensee"), provided that all use is in compliance with the terms of this Agreement, but any such sublicense shall not include any right to sublicense to any person not an Affiliate of the First Unaffiliated Sublicensee. Licensee shall, and shall require Licensee's Affiliates and Sublicensees to, use the Trademarks only in connection with Licensed Products which conform with the Quality Control Requirements. Licensee and Licensee's Affiliates may utilize and authorize Sublicensees to utilize the services of third party manufacturers to produce the Licensed Products and will ensure that there are quality control provisions in any third party manufacturing agreement or sublicense consistent with the requirements of Section 3 of this Agreement.

            Licensee acknowledges and agrees that Licensor shall own and have the exclusive right to use all domain names or other means for providing direct access to a website or dedicated portion of a website using, incorporating, or derived from the Trademarks or the Weight Watchers Trademarks. Licensee shall not use any of the Licensee Retained Trademarks as a domain name or as an identifier for a means of providing access to a website or dedicated portion of a website ("Licensee Retained Trademark Website") promoting, advertising or selling Licensed Products. Licensee acknowledges and agrees further that access to such Licensee Retained Trademark Websites shall only be through a website controlled by or operated pursuant to a license from Licensor, the primary Heinz website in each of the U.S. and Canada, and the Heinz Frozen Food website; Licensee's websites promoting Licensed Products shall provide access by display of a hyperlink or other means of transfer to a website to be designated by Licensor, and the primary website operated using the Weight Watchers brand name shall provide access by display of a hyperlink or other means of transfer to Licensee Retained Trademark Websites promoting Licensed Products; and websites controlled by Licensee which advertise, promote or sell Licensed Products shall not include content substantially

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similar in nature to any website controlled by or operated pursuant to a license from Licensor, but may include information concerning the nutritional aspects of Licensed Products, recipes and the like. For the avoidance of doubt, Licensee may promote, advertise and sell Licensed Products on a website using any of Licensee's trademarks as a domain name or identifier, other than any domain name or identifier using, incorporating, derived from or confusingly similar to Licensee's Retained Trademarks, the Trademarks, the Program Information Trademarks or the Weight Watchers Trademarks.

                  (a) Licensor hereby grants to Licensee a non-exclusive right and license to use the Trademarks in connection with the manufacture, marketing, distribution and sale of food and beverage products other than the Licensed Products ("Other Products") throughout the world but only in respect to and to the extent strictly necessary to fulfill obligations to third parties as they may exist as of the Effective Date pursuant to those existing licenses previously granted by Weight Watchers to parties including Heinz or its Affiliates concerning rights to manufacture, market, distribute or sell Other Products under the Trademarks ("Direct Food Trademark Licenses"), including but not limited to those on the attached Schedule K, which are or will be assigned to Heinz and as to which Heinz has assumed the obligations of Weight Watchers, and sublicenses previously granted by Heinz or its Affiliates to third parties (pursuant to a license previously granted to Heinz or its Affiliates by Weight Watchers) concerning the right to manufacture, market, distribute or sell Other Products under the Trademarks ("Heinz Sublicenses"), including but not limited to those that are identified on the attached Schedule_L. The license granted hereby to Licensee, its Affiliates and Sublicensees is conditioned upon the exercise and enforcement of appropriate quality control by Heinz with respect to Other Products and all uses of the Trademarks in connection therewith. Neither Licensee, its Affiliates or Sublicensees shall have any right to use the Program Information Trademarks on any product that is not marketed or sold under the WEIGHT WATCHERS brand (or any derivative or translation thereof that is specifically approved by Weight Watchers). The license granted pursuant to this provision regarding Other Products shall have a term of five (5) years following the Effective Date, and shall not be renewable. Nothing herein shall be construed as granting to Licensee any right to enter into any new agreement or to incur any new obligation with or to third parties reflecting use of the Trademarks in connection with the marketing or sale of Other Products, or as granting to Licensee or its Affiliates any right to manufacture, distribute, market or sell Other Products for their own account.

                  (b) To the extent that Licensee or any of its Affiliates is currently manufacturing, marketing, distributing or selling Other Products pursuant to a Direct Food Trademark License for its own account in a manner that would violate the preceding provision if engaged in after the Effective Date, Licensor hereby grants Licensee or its Affiliate, as may be appropriate, a non-exclusive right and license for a transitional period of ninety (90) days to use the Trademarks in the same manner in which Licensee or its Affiliate is using such Trademarks as of the Effective Date. Following such transitional period, Licensee or its Affiliate, as may be appropriate, shall immediately cease any and all use of such Trademarks unless it obtains a new license from Licensor with respect to such use. All use by Licensee and its Affiliates of the Trademarks during the transitional period shall otherwise be subject to the terms of this

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      Agreement. Licensor agrees to negotiate in good faith with Licensee or its
      Affiliates with respect to any such new license.

                  (c) Licensor shall provide Licensee with access to all records and materials related to the Trademarks upon request of Licensee.

                  (d) Licensor shall promptly notify Licensee of any change in the status of the Trademarks of which Licensor becomes aware.

            SECTION 3. Compliance with Quality Control Requirements. The Licensed Products and Other Products will comply with the Quality Control Requirements and shall be in conformance with good manufacturing practices. Licensee shall, and shall cause its Sublicensees and Affiliates to, maintain a level of quality that is commercially reasonable and customary to the food and beverage industry. Licensee shall take such actions as may be reasonably necessary to monitor, assess and enforce the Quality Control Requirements and other quality-related obligations imposed herein, including, without limitation, where necessary, engaging in appropriate quality audits of Licensee's Sublicensees and Licensee's Affiliates.

                  (a) All products manufactured, marketed, distributed and sold by Licensee, Licensee's Affiliates, or Sublicensees prior to the Effective Date utilizing the Trademarks are deemed to be approved by Licensor and in compliance with the Quality Control Requirements.

                  (b) During the term of this Agreement, Licensee, Licensee's Affiliates and Sublicensees will comply in all material respects with any and all laws, regulations, governmental decrees, and orders which are applicable to the manufacture, marketing, distribution or sale of the Licensed Products or Other Products in all relevant jurisdictions.

                  (c) During the term of this Agreement, Licensee, Licensee's Affiliates and Sublicensees shall not exercise the rights granted hereunder in any manner that would have a material tendency to denigrate or otherwise materially diminish the value of the Trademarks or the goodwill and reputation associated with the use of the Trademarks.

                  (d) Quality control provisions relating to the Trademarks in third party manufacturing agreements and sublicenses entered into by Licensee, Licensee's Affiliates or Sublicensees or by Licensor that were existing on the Effective Date are deemed to be approved by the Licensor.

                  (e) Licensee shall submit reports on a quarterly basis to Licensor regarding quality control procedures of Licensee, compliance by Licensee, Licensee's Affiliates and Licensee's Sublicensee with the Quality Control Requirements, and such other quality-related information that Licensor may reasonably request. Licensor may, but need not, appoint the LLC to perform its rights and obligations under this provision. In the event that Licensor notifies Licensee that it has so appointed the LLC under this provision, Licensee agrees that all

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      submissions made by it pursuant to this provision shall be directed to the
      LLC. Licensee further acknowledges and agrees that Licensor may, upon notice to Licensee, revoke any appointment made by Licensor of the LLC, for any reason or no reason.

            SECTION 4. Licensor's Review of New Products. Licensee shall, and shall cause Licensee's Affiliates and Sublicensees to, submit to Licensor for Licensor's written approval a minimum of two samples of any proposed new Licensed Product (including any packaging, labels or advertising or promotional materials) for purposes of assuring compliance with the Quality Control Requirements. Within twenty-one (21) days of receipt of such samples, Licensor shall respond to the Licensee's, Licensee's Affiliates' or Sublicensees' request for approval in writing setting forth in detail any objections, concerns or questions with reasonable specificity. If Licensor so objects, Licensee, its Affiliates and Sublicensees shall not commence sale of any proposed new Licensed Product without Licensor's express written approval. If Licensor fails to respond within twenty-one (21) days, such new Licensed Products shall be deemed approved by Licensor as submitted. Licensor may object to any proposed new Licensed Product pursuant to this provision only on the grounds that such proposed new Licensed Product does not conform to the Quality Control Requirements. Licensor may, but need not, appoint the LLC to perform its rights and obligations under this provision. In the event that Licensor notifies Licensee that it has so appointed LLC, Licensee agrees that all submissions to be made by it pursuant to this provision shall be directed to the LLC. Licensee further acknowledges and agrees that Licensor may, upon notice to Licensee, revoke any appointment made by Licensor of the LLC, for any reason or no reason. Nothing herein shall be construed as limiting or delegating any right of approval that Licensor may have with respect to any new product that Licensee proposes to sell under any other agreement by or among Licensor, Licensee or the LLC.

            SECTION 5. Quality Control Audit. On twenty-one (21) days' prior written notice from Licensor and not more than once per calendar year, Licensee, Licensee's Affiliates and Sublicensees shall permit the Licensor or its duly authorized representatives during normal business hours and accompanied by a representative of the Licensee, Licensee's Affiliates or Sublicensees, as applicable, to visit those areas of their respective factories and premises at which the Licensed Products are manufactured or distributed to ascertain compliance by the Licensee, Licensee's Affiliates and Sublicensees with the Quality Control Requirements. In connection with such visits, Licensor or its duly authorized representatives may review appropriate documentation to ascertain such compliance by Licensee, Licensee's Affiliates and Sublicensees, but will not be entitled to copies of such documentation, other than the Quality Control Reports for the Licensed Products. All information to which Licensor or its duly authorized representatives is exposed and the contents of the Quality Control Reports shall be treated as Confidential Information of Licensee, Licensee's Affiliates or Sublicensees, as appropriate, and returned within thirty (30) days of disclosure. Licensor may, but need not, appoint the LLC to perform its rights and obligations under this provision. In the event that Licensor notifies Licensee that it has so appointed the LLC, Licensee agrees to accord to the LLC all rights of inspection, access, audit and review granted to Licensor hereunder. Licensee further acknowledges and agrees that Licensor may, upon notice to Licensee, revoke any appointment made by Licensor of the LLC, for any reason or no reason.

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                  (a) In the event of a recall of a Licensed Product, Licensee,
      Licensee's Affiliates or Sublicensees, as applicable, will inform Licensor and the LLC and Licensor agrees that the handling of such matter will be the responsibility of Licensee, Licensee's Affiliates or Sublicensees in accordance with Licensee's product recall program in effect at the time. Licensor or its duly authorized representatives (including the LLC, if so authorized by Licensor) may review Licensee's current policy from time to time upon request.

                  (b) Upon reasonable prior written request by Licensor or its duly authorized representative (including the LLC, if so authorized by Licensor), Licensee, Licensee's Affiliates and Sublicensees shall supply to Licensor or to the LLC, as Licensor may direct, two samples of each of the Licensed Products per year to enable Licensor or the LLC (on behalf of Licensor, if so authorized by Licensor) to confirm compliance of Licensee, Licensee's Affiliates and Sublicensees with the Quality Control Requirements.

            SECTION 6. Proprietary Rights. Licensee acknowledges for itself, Licensee's Affiliates and Sublicensees that it and they will acquire no ownership interest in or right to the Trademarks by virtue of the exercise of rights granted to them in this Agreement except as may be provided herein, and that Licensee, Licensee's Affiliates and Sublicensees will not contest, or take any action or make any statement inconsistent with, Licensor's title to and ownership of the Trademarks, or the validity of Licensor's registrations for the Trademarks. Licensee agrees that all goodwill resulting from use of the Trademarks by Licensee, Licensee's Affiliates, or Sublicensees shall inure to the benefit of the owner of the Trademarks.

                  (a) Licensee shall cause, and shall cause Licensee's Affiliates and Sublicensees to cause, the following notice to be placed on all labels, advertising and promotional materials carrying the Trademarks:

                         "[TRADEMARK] is the registered
                trademark of Weight Watchers International, Inc."

            and when appropriate or required by law the addition:

                            "and used under license"

            or words to that effect.

                  (i) Licensor acknowledges and shall not contest Licensee's or its Affiliates' ownership of Licensee's Food Trademarks. Licensor agrees that all goodwill associated with the use of Licensee's Food Trademarks (but not the Trademarks) resulting from Licensee's use of Licensee's Food Trademarks in connection with the sale of Licensed Products shall inure to the benefit of Licensee or its Affiliates, as appropriate. The parties recognize that Licensee's Food Trademarks have been previously used together with the Trademarks (e.g., Smart Ones and Weight Watchers,

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            Heinz and Weight Watchers) on labels, advertising and promotions, and that Licensee may continue to use Licensee's Food Trademarks together with the Trademarks in the combinations and in the jurisdictions in which they are in use as of the Effective Date, as specified in the attached Schedule B. Licensor acknowledges that distribution and use may extend beyond these countries because of external circumstances outside of the control of Licensee, such as manufacturing, warehousing, and distribution logistics or sales to multinational accounts. Any other use of the Trademarks or Weight Watchers Trademarks with any other marks that may be adopted for use on food products from time to time by Licensee, its Affiliates or Sublicensees, in such a manner as to create a material risk of the establishment of a combination mark, shall not be permitted without the permission of Licensor. Licensee shall make no claim of ownership or right in any permitted use of the Trademarks or Weight Watchers Trademarks in combination with any other mark, and the parties shall take all steps necessary to cause the cancellation of any existing registration or abandon any pending application relating to any such combination, including but not limited to "Weight Watchers from Heinz," at Licensee's expense.

                  (ii) Licensor agrees to the continued use of the appropriate
            Trademarks (e.g., Main Street Bistro, Sweet Celebrations, Chocolate Treat, etc.) by Licensee, its Affiliates and Sublicensees as sub-brands in a subordinate manner to the Weight Watchers name without prior Licensor approval. Licensee, its Affiliates and Sublicensees may continue to use their names and corporate logos as corporate identifiers in a substantially subordinate manner to the Weight Watchers name for the purpose of identifying Licensee, its Affiliates or Sublicensees, as the case may be, as the manufacturer or distributor for Licensed Products.

                  (iii) Licensor and Licensee hereby grant to each other, to the extent of their respective rights therein, a royalty-free right and license to use (A) all proprietary elements and features (regardless of the nature of the proprietary rights therein) of all labels or packaging used by either of them, their respective Affiliates or Sublicensees in connection with the marketing and sale of food and beverage products under the Weight Watchers brand name prior to the Effective Date, and (B) all proprietary elements and features (regardless of the nature of the proprietary rights therein) of all labels or packaging that either of them, their respective Affiliates or Sublicensees may create after the Effective Date that are derived therefrom, for the purpose of advertising, promoting, marketing or distributing Licensed Products (as defined in their respective licenses from the LLC); provided, however, that this provision shall not grant to Licensor any proprietary right or ownership interest in the Smart Ones Package Design, any of Licensee's Food Trademarks, or the Heinz shield and/or keystone design (as used in the United Kingdom). The licenses granted hereunder shall be exclusive with respect to each party's Licensed Products (as defined in their respective licenses from the LLC); provided, however, that uses permitted to Licensor pursuant to Section 2(a)(ii) of the license running from the LLC to Weight Watchers

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            shall not be deemed to violate the exclusive rights granted hereunder to Licensee, and uses permitted to Licensee pursuant to
            Section 2(b) of the license running from the LLC to Heinz or Section 2(b) of this Agreement shall not be deemed to violate the exclusive rights granted hereunder to Licensor.

                  (iv) Licensee further grants to Licensor, to the extent of
            Licensee's rights therein, a royalty-free right and license to use all proprietary elements and features (regardless of the nature of the proprietary rights therein) of all labels and packaging used by Licensee, its Affiliates or Sublicensees in connection with the marketing and sale of Other Products pursuant to any Heinz
            Sublicense: (A) for the purpose of continuing to perform under those Heinz Sublicenses as they are transferred to Licensor, and (B) subject to the rights of any other party to the applicable Heinz Sublicense and to the limitations of the preceding paragraph, for the purpose of advertising, promoting, marketing or distributing Licensed Products (as defined in the license running from the LLC to Weight Watchers). In addition, Licensee grants to Licensor a royalty-free right and license to use the Smart Ones Package Design or any of the Licensee Retained Trademarks used by Licensee, its Affiliates or Sublicensees in connection with the advertising, promotion, marketing or distribution of Other Products pursuant to any particular Heinz Sublicense, but only in respect to and the extent strictly necessary to fulfill obligations to third parties existing as of the time such Heinz Sublicense is transferred to Licensor. Nothing herein shall be construed as granting to Licensor any right to enter into any new agreement or to incur any new obligation with or to third parties respecting use of the Licensee Retained Trademarks or the Smart Ones Package Design in connection with the sale of Licensed Products (as defined in the license running from the LLC to Weight Watchers) or granting the right to Licensor or its Affiliates to use the Licensee Retained Trademarks or Smart Ones Package Design in connection with the manufacture, marketing, distribution or sale of such Licensed Products for its own account.

                  (b) Licensor acknowledges Licensee's (or Licensee's Affiliates' or Sublicensees', in appropriate circumstances) ownership of the Licensed Products (but not any use of the Trademarks in connection therewith), as well as the specifications, recipes, processes or other confidential or proprietary information related to the Licensed Products. Licensor further acknowledges that all such information shall be considered Licensee's (or Licensee's Affiliates' or Sublicensees' in appropriate circumstances) Confidential Information.

            SECTION 7. Term and Termination. This Agreement shall take effect as of the Effective Date and shall continue for an initial term of twenty-five (25) years at which time this Agreement will automatically renew for consecutive terms of twenty-five (25) years each, unless sooner terminated pursuant to
Section 7(b) or (c).

                  (a) Notwithstanding anything herein to the contrary, Licensor shall have the right to terminate this Agreement effective upon 365 days' written notice to Licensee if

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      Licensee is no longer engaged in the bona fide commercial sale of at least one of the Licensed Products anywhere in the world for a continuous period in excess of twenty-four (24) months and does not commence the bona fide commercial sale of at least one of the Licensed Products in any country within such 365 day notice period.

                  (b) Either party has the right to terminate this Agreement upon the written consent of the other party.

                  (c) Upon termination of this Agreement pursuant to this
      Section 7, Licensee, Licensee's Affiliates and Sublicensees shall, unless otherwise agreed in writing with the Licensor, cease any and all use of the Trademarks and the obligations set forth in Sections 9, 10, 12 and 14 shall survive any termination of this Agreement.

            SECTION 8. Preservation of Trademarks. Maintenance and Renewal of Trademarks. Licensor agrees to act on such reasonable instructions as Licensee shall provide to maintain and renew registrations for use of the Trademarks in connection with the Licensed Products. Licensor will use its reasonable efforts to provide Licensee with at least one hundred twenty (120) days' written notice of Trademark renewal and maintenance due dates, except for intention to use applications, in which case Licensor will use reasonable efforts to provide sixty (60) days' written notice. Unless otherwise instructed by Licensee, Licensor shall renew and maintain all such Trademarks. Licensor may, but need not, appoint the LLC to perform its duties and obligations under this provision. In the event that Licensor notifies Licensee that it has so appointed the LLC, Licensee agrees to direct all instructions or other communications to be made pursuant to this provision to the LLC. Licensee further acknowledges and agrees that Licensor may, upon notice to Licensee, revoke any appointment made by Licensor of the LLC, for any reason or no reason. The costs of maintaining and renewing registrations shall be shared equally among Licensor and Licensee. If Licensor does not appoint the LLC, Licensor shall, in the first instance, make any necessary payments and invoice Licensee for its portion thereof, which Licensee shall pay within thirty (30) days. If Licensor does appoint the LLC, the LLC may make appropriate arrangements respecting any necessary payments and reimbursement therefor by Licensee.

                  (a) Splitting Multiclass Trademarks. Licensor agrees to cooperate with Licensee, at Licensee's initiative and expense, to attempt to cause the registrations for Food & Beverage Trademarks included in the Multiclass Trademarks to be split into two (2) registrations, one of which covers only Food Classes (unless such separate registration, if assigned to the LLC, would constitute an Associated Food Trademark or a Non-Recognition Food Trademark). If any such Multiclass Trademark cannot be split into two (2) registrations, Licensor shall apply for a new registration covering only the Food Classes included in such Multiclass Trademark. Upon the issuance of such new registration, Licensor shall cancel so much of the Multiclass Trademark as is covered by the new registration and assign and contribute the new registration to the LLC. Such Multiclass Trademark will then be removed from the Trademarks subject to this Agreement, with all classes other than Food Classes belonging exclusively to Licensor and Licensee having no rights therein or thereto.

                  (b) Disassociating Associated Food Trademarks. Licensor shall further cooperate, at Licensee's initiative and expense, to attempt to cause the Associated Food Trademarks to be disassociated from the Weight Watchers Trademarks where permissible under local law in such a manner as would permit the assignment of the Associated Food Trademarks to the LLC. Licensor shall have no obligation to do so in any jurisdiction concerning which it receives advice from counsel of its choice having expertise in the trademark law of that jurisdiction ("Qualified Counsel") that the Associated Food Trademarks cannot be disassociated from the Weight Watchers Trademarks or assigned to the LLC without incurring a significant risk that any of the Associated Food Trademarks or Weight Watchers Trademarks will be materially adversely affected by such disassociation or assignment. If any Associated Food Trademark is disassociated from the Weight Watchers Trademarks, and such Associated Food Trademark is not also a Non-Recognition Trademark, Licensor shall assign and contribute such Associated Food Trademark to the LLC for licensing to each of Licensor and Licensee, and such Associated Food Trademark shall be removed from the Trademarks subject to this Agreement.

                  (c) Changes in Status of Trademarks. If Licensee believes that any Non-Recognition Food Trademark is no longer required to be classified as such under the laws of the relevant jurisdiction, it may so advise Licensor. Licensor shall thereupon obtain, at Licensee's expense, advice from Qualified Counsel as to whether such Non-Recognition Food Trademark can be owned by the LLC without incurring a significant risk that any of the Trademarks or Weight Watchers Trademarks in that jurisdiction will be materially adversely affected thereby. If Licensor determines that any Non-Recognition Food Trademark can be owned by the LLC without any such risk, such Non-Recognition Food Trademark shall be assigned and contributed to the LLC (at Licensee's expense) for licensing to Licensee and Licensor, and shall be removed from the Trademarks subject to this Agreement.

                  (d) New Registrations in Jurisdictions with Existing Trademarks. Licensee shall not apply to register any trademark that is substantially similar to, based upon, translated or derived from any Trademark (a "Derivative Trademark") or any Weight Watchers Trademark in any jurisdiction with an existing Trademark (an "Included Jurisdiction"). Licensor shall, at Licensee's request and expense, file and prosecute an application for a Derivative Trademark in an Included Jurisdiction unless Licensor obtains advice from Qualified Counsel that such application or registration is likely to materially adversely affect the Trademarks or Weight Watchers Trademarks as used by Licensor or Licensee in that Included Jurisdiction. Upon allowance, any Derivative Trademark applied for by Licensor (at Licensee's request or upon Licensor's own initiative) in an Included Jurisdiction shall be included in the Trademarks subject to this Agreement as a New Associated Food Trademark or New Non-Recognition Food Trademark as the case may be.

                  (e) Registrations in New Jurisdictions. Licensor shall, at Licensee's request and expense, apply to register Derivative Trademarks, or Derivative Food Trademarks that the LLC has declined to apply to register, in any jurisdiction where there is no existing Trademark or Food Trademark unless Licensor obtains advice from Qualified Counsel that such application or registration is likely to materially adversely affect the Weight Watchers Trademarks in that jurisdiction. Upon allowance, any Derivative Trademark or Derivative Food Trademark applied for by Licensor (at Licensee's request or at Licensor's own initiative) in any jurisdiction in which there is no existing Trademark or Food Trademark shall be included in the Trademarks subject to this Agreement.

                  (f) Mutual Cooperation. The parties agree to cooperate with each other and with the LLC in protecting and defending the Trademarks. Licensee will periodically (no less than once per year or otherwise upon reasonable written request) furnish to Licensor or, if requested by Licensor, to the LLC with samples of all labels, promotional, advertising, and marketing material showing its use of the Trademarks. Licensee also agrees to cooperate with Licensor and the LLC to furnish such other information that is required for trademark maintenance and enforcement purposes, including information concerning sales volume and dollar value of Licensed Products.

                  (g) Without limiting the generality of the foregoing, Licensee shall not, and shall cause Licensee's Affiliates and Licensee's Sublicensees not to, apply to register or otherwise acquire in its own name in any jurisdiction any trademark based upon, derived or translated from, identical or confusingly similar to any Trademark for use in relation to any food and beverage products.

                  (h) The parties agree to execute such documents from time to time as may be reasonably necessary to carry out the intent of this
      Section 8.

                  (i) Unauthorized Use.

                  (i) Each party agrees to notify the other in writing of any unauthorized use of the Trademarks by a third party promptly after such unauthorized use comes to that party's attention. Either party may, but shall not be obligated to, bring or cause to be brought, at its own cost and expense, any prosecution, lawsuit, action, or proceeding for infringement, unauthorized use, or interference with or violation of any right granted to or by it hereunder to the extent permissible under local law.

                  (ii) With respect to any infringement, unauthorized use, or interference with or violation of the Trademarks by a third party which does not primarily affect Licensed Products, Licensee may, at its cost and expense, bring or cause to be brought any prosecution, lawsuit, action, or proceeding for infringement, unauthorized use, or interference with or violation of any of the rights of Licensee or Licensor, provided that Licensor does not bring prompt legal action.

                  (iii) Licensor shall promptly notify Licensee in writing of any action commenced by or against Licensor (or Licensor's Affiliates or Sublicensees) with respect to the

            Trademarks. Licensee may, but shall not be obligated to, join as a party in such action unless the action is brought by Licensor and Licensee's joinder is necessary under local law for the action to proceed.

                  (iv) In the event of any action as described above in
            Subsections (j)(i) or (j)(ii) brought by Licensee (or Licensee's Affiliates or Sublicensees), Licensor may, but shall not be obligated to, join as a party in any such action unless its joinder is necessary under local law for the action to proceed. If Licensor's joinder is necessary, it shall join in such action at Licensee's expense.

                  (j) Licensee and Licensor shall each provide the other with such assistance and information and advice as may be reasonably available to it and which may reasonably be expected to be of assistance to the other in respect of proceedings involving a third party concerning the Trademarks, including being joined as a party to such proceedings (at the expense of the other party if its joinder is necessary under local law for the action to proceed), executing any and all documents and cooperating as may reasonably be necessary to assist the other party's counsel in the conduct of such defense or bringing such enforcement actions.

                  (k) Licensor agrees to take such action or to execute such documents as may be necessary to empower Licensee to bring such action on its behalf. Licensee will pay its own costs and will pay the out-of-pocket costs of Licensor in connection with any action taken in respect to this Section. The party bringing or defending proceedings against a third party will have the benefit or burden of any settlement, recovery, award, loss or expense resulting from such proceeding.

                  (l) Licensee, on behalf of itself, its Affiliates and Sublicensees, agrees that Licensor shall not be liable for any damages of any nature resulting from actions taken or not taken by Licensor pursuant to Section 8(a) through (f) above in response to a request made by Licensee, its Affiliates and Sublicensees, and further agrees that Licensor shall not be held to any duty of care with respect to the performance of its obligations thereunder other than to act in good faith using reasonable efforts.

                  (m) Any determination or evaluation to be made pursuant to
      Section 8(b) through (f) above concerning the substance of the advice of Qualified Counsel received by Licensor, including the assessment of the significance or likelihood of any risk or required treatment under the local law of any relevant jurisdiction, shall be made by Licensor in its sole discretion and shall not be subject to formal challenge by Licensee.

            SECTION 9. Dispute Resolution. If either party commits a breach of or is in default under this Agreement, the other party shall provide written notice thereof specifying the nature of the breach or default and identifying the steps required to cure the same.

                  (a) Upon the occurrence of any breach or default under this Agreement,

      Licensor or Licensee, as the case may be, in addition to any other right provided in this Agreement or otherwise, shall have the right to make application for a temporary, preliminary or permanent injunction, and/or specific performance in order to prevent the continuation of such breach or default. Each party waives any requirement that the other party be required to post a bond in connection with any request for an injunction. Each party acknowledges that an injunction or an order of specific performance may be necessary to protect the Trademarks and Licensor's and Licensee's rights hereunder as the case may be, because the Trademarks are unique and the success and viability of the sales and marketing of Licensed Products by Licensee and the sales and marketing of goods and services by Licensor (whether actual or potential) depend upon Licensor's and Licensee's compliance with the terms of this Agreement.

                  (b) Except as provided in Section 7, it is agreed expressly by the parties to this Agreement that termination is not available as a remedy for any breach or default committed by another party under this Agreement.

            SECTION 10. Indemnification. Licensee shall indemnify and agrees to defend Licensor from any and all claims, liabilities and damages (but excluding any incidental or consequential damages, or claims for lost profits) resulting from or arising out of (i) the manufacture, packaging, distribution, selling, handling, consumption or marketing of the Licensed Products, (ii) the use of the Trademarks by Licensee, Licensee's Affiliates and Sublicensees after the Effective Date, (iii) any action commenced by Licensee pursuant to Section_8(j)(i) or (ii) above, whether or not Licensor joins in any such action, or (iv) any action taken by Licensor in response to a request made by Licensee pursuant to Section_8(a) through (f) above.

                  (a) Licensor shall provide Licensee with reasonable notice of any claim for which it seeks indemnification under this Section 10 and shall cooperate with the defense of any such claim.

                  (b) Each party agrees that the provisions of this Section 10 shall survive any termination of this Agreement for the period of any applicable statute of limitations.

            SECTION 11. Insurance. At all times during the term of this Agreement, Licensee will maintain adequate professional/product liability insurance sufficient to cover all claims related to the Licensed Products and the business conducted by Licensee. Licensee's insurance policy shall name Licensor as an additional insured. A copy of Licensee's current policy will be available to Licensor upon request. Licensor acknowledges that $10,000,000 of coverage is adequate.

                  (a) The insurance requirements of the first sentence of
      Section 11(a) are waived as long as Licensee has a senior unsecured long-term debt rating of at least A or its equivalent with at least two of the following rating agencies:

                  (i)   Standard and Poor's;

                  (ii)  Moody's;
                  (iii) I.B.C.A.;
                  (iv)  Duff and Phelps; and
                  (v)   Fitch.

In the event that at least two of the agencies listed above are no longer available, the parties will use rating agencies of equivalent standing.

            SECTION 12. Obligations Concerning Confidentiality. The parties acknowledge that they will exchange certain confidential or proprietary business information and know-how (collectively, the "Confidential Information"). Except as otherwise provided in this Agreement, all information that a party wishes to have treated as Confidential Information shall be designated as such at the time of its disclosure to the other party by an appropriate marking or other form of written identification. The receiving party shall not disclose such Confidential Information to any unauthorized third party. Confidential Information of another party may be disclosed internally by the receiving party only to those who have a "need-to-know" such Confidential Information. The receiving party will make no copies of the Confidential Information except upon the written permission of the disclosing party. The obligation of confidentiality set forth herein shall not apply to information which was publicly available at the time of the disclosure to the receiving party; subsequently becomes publicly available through no fault of the receiving party; is rightfully acquired by the receiving party from a third party who is not in breach of a confidential obligation with regard to such information; is independently known by the receiving party whether prior to or during the term of this Agreement; or is disclosed with the written consent of the party who owns the Confidential Information.

            SECTION 13. Assignment; Transfer. Except as provided herein, neither party shall assign or transfer any or all its rights or obligations under this Agreement, directly or indirectly, without the express written consent of the other party.

                  (a) Either party hereto can assign or transfer its rights, but not any partial interest therein, under this Agreement with the consent of the other party or without the consent of any other party or person if the assignment or transfer is made (i) to an Affiliate or (ii) to a purchaser of all or substantially all of the assets to which the transferor or assignor party's use of the Trademarks relates, provided that (x) the Affiliate or purchaser agrees in writing to be bound to all of the terms of this Agreement and (y) the Affiliate or purchaser will also assume ownership of the transferor or assignor party's membership interest in the LLC and of its rights and obligations under the Limited Liability Company Agreement of WW Foods, LLC, dated September 29, 1999 (the "LLC Agreement").

                  (b) For the avoidance of doubt, it is expressly understood and agreed that neither the sale nor issuance of stock by a party, nor the granting of any security interest in or pledge of a collateral interest in a party's rights in or to the Trademarks or this Agreement, standing alone, shall constitute an assignment or transfer subject to this Section 13 or otherwise require the consent of any other party or person.

                  (c) Any attempt at assignment or transfer by any party in violation of the provisions hereof shall be void. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

            SECTION 14. Costs and Expenses. Except as expressly provided herein, each party agrees to be responsible for its respective costs and expenses arising from their entry into this Agreement.

            SECTION 15. Notices. Unless otherwise specified herein, notices to the parties shall be sent by prepaid certified or registered mail, or by a national overnight courier service, to the parties at the following addresses (or at such other address as shall be specified by like notice) and notice will be deemed to have been received by the other party two days after mailing in the case of certified or registered mail and the day after mailing in the case of notice sent by overnight courier. Notices shall be addressed as follows:

            (i)   if to Licensee:

                  H. J. Heinz Company
                  600 Grant Street
                  Pittsburgh, PA 15230
                  Attn: President with a copy to the General Counsel

            (ii)  if to Licensor:

                  Weight Watchers International, Inc.
                  175 Crossways Park West
                  Woodbury, New York, 11797
                  Attn: President with a copy to the General Counsel

            SECTION 16. Governing Law. This Agreement is entered into in the State of New York and the validity, construction and effect of this Agreement (and all performance related thereto) shall be governed, enforced and interpreted under the laws of the State of New York relating to contracts entered into and to be fully performed therein.

            SECTION 17. Miscellaneous. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person other than Licensor or Licensee any rights or remedies under this Agreement.

                  (a) The failure of either party to insist on compliance with any provision hereof shall not constitute a waiver or modification of such provision or any other provision nor shall resort to a remedy constitute a waiver of the right to resort to another remedy provided for under this Agreement.

                  (b) If any provision hereof is held to be invalid or unenforceable by any court of competent jurisdiction or any other authority vested with jurisdiction, such holding shall not affect the validity or enforceability of any other provision hereto.

                  (c) The section order and headings are for convenience only and shall not be deemed to affect in any way the language, obligations or the provisions to which they refer.

                  (d) The parties will not be deemed to have a relationship of joint venturer, partner or employer/employee with the other. Neither party shall have the right to incur any obligation on behalf of the other or have any interest in the profit or liabilities of the other.

                  (e) This Agreement, including this provision of this Agreement, may be amended or modified only in writing and when executed by both parties hereto.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                      WEIGHT WATCHERS INTERNATIONAL

                                      By: ______________________________________
                                          Name:
                                          Title:


                                      H. J. HEINZ COMPANY

                                      By: ______________________________________
                                          Name:
                                          Title: